Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS SECOND QUARTER 2013 FINANCIAL
RESULTS

Palo Alto, CA — August 8, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the second quarter ended June 30, 2013.

“We had a busy second quarter as we finalized preparations for our NDA for tavaborole, which was submitted on July 26th.  This is an exciting time at Anacor as we begin to reap the benefits of the investments that we’ve made in drug development over the last decade and plan the commercialization of our later stage products,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.

Second Quarter 2013 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  On July 26, 2013, we submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for tavaborole, the first drug in our clinical pipeline to reach this milestone.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets, including approximately 10% to 20% of infants and young children.

•                  In July 2013, we initiated a MUSE (maximal use systemic exposure) study in children with atopic dermatitis to measure blood levels when AN2728 is applied under maximal use conditions.

Research Agreement

On April 5, 2013, we entered into a research agreement with the Bill & Melinda Gates Foundation (the Gates Foundation) to discover drug candidates intended to treat two filarial worm diseases (onchocerciasis, or river blindness, and lymphatic filariasis, commonly known as elephantiasis) and tuberculosis.  Under the agreement, the Gates Foundation will pay Anacor up to $17.7 million to conduct research activities directed at discovering potential drug candidates for these neglected diseases.  In addition, the Gates Foundation purchased shares of Anacor’s common stock for net proceeds of approximately $5.0 million.

Corporate

•                  In June 2013, we entered into a loan agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. (Hercules) to provide up to $45.0 million in capital in three tranches. We borrowed the first tranche of $30.0 million upon the execution of the loan agreement on June 7, 2013 and used approximately $22.6 million to repay the remaining obligations under our loan agreement with Oxford Finance LLC and Horizon Technology Finance Corporation.

•                  In August 2013, we held our second Investor Day to highlight our two lead products in development, tavaborole for onychomycosis and AN2728 for atopic dermatitis.  In addition to Anacor management presentations, the following key opinion leaders in onychomycosis and atopic dermatitis gave presentations on the disease areas:

•                  Onychomycosis

•                  Ted Rosen, M.D., Professor of Dermatology at Baylor College of Medicine and Chief of Dermatology at the Houston Veterans Affairs Medical Center.

•                  Warren Joseph, D.P.M., Attending Physician and Consultant, Roxborough Memorial Hospital, Philadelphia, Pennsylvania.

•                  Atopic Dermatitis

•                  Larry Eichenfield, M.D., Chief of Pediatric and Adolescent Dermatology and Medical Director of Research at Rady Children’s Hospital, San Diego and Chief of Pediatric and Adolescent Dermatology and Clinical Professor of Pediatrics and Medicine (Dermatology) at the University of California, San Diego School of Medicine.

•                  Julie Block, President and CEO, National Eczema Association.

A webcast of the Investor Day is currently available on Anacor’s website.

Anticipated Milestones in the Next Six Months

•                  Tavaborole, our lead product candidate for the treatment of onychomycosis:

•                  We currently have a final hearing for our arbitration with Valeant Pharmaceuticals International, Inc. (Valeant) scheduled in September 2013 and anticipate the resolution of the arbitration in the second half of 2013.

•                  We expect to choose a path for commercialization of tavaborole in the second half of 2013.

•                  AN2728, our lead product candidate for the treatment of atopic dermatitis:

•                  We expect to initiate a TQT (thorough QT) study in the third quarter of 2013 to assess the effects of AN2728 on electrocardiograms (ECGs) in approximately 180 healthy volunteers following multiple-dose administration.

•                  We expect results from the MUSE and TQT studies in the second half of 2013.

•                  We expect to initiate a Phase 3 study in atopic dermatitis in the fourth quarter of 2013 or the first quarter of 2014, with timing dependent on the completion of the MUSE study.

Selected Second Quarter 2013 Financial Results

Revenues for the quarter ended June 30, 2013 were $3.4 million, compared to $2.6 million for the comparable period in 2012.  The increase in revenues from 2012 is primarily due to revenue for research services performed under the Gates Foundation Agreement.

Research and development expenses were $10.1 million for the second quarter of 2013, compared to $14.1 million for the same quarter in 2012.  The decrease in research and development expenses from 2012 is comprised of a decrease in clinical expenses for tavaborole and preclinical studies for AN2728, offset by an increase in research expenses under our new research agreement with the Gates Foundation.

General and administrative expenses for the second quarter of 2013 were $5.1 million, compared to $2.7 million for the comparable period in 2012.  The increase from 2012 is primarily due to an increase in legal fees resulting from the legal proceedings for our disputes with Valeant.

Cash, cash equivalents, short-term investments and restricted investments totaled $51.1 million, including restricted investments of $5.3 million, at June 30, 2013.

2013 Financial Outlook

We believe that our existing capital resources, including the available funds under our debt facility with Hercules, will be sufficient to meet our anticipated operating requirements until mid-2014.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the Company’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the Company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  We have also discovered three other compounds that we have out-licensed for further development — two are licensed to Eli Lilly and Company for the treatment of animal health indications and the third compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness).  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections.  Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the timing and potential outcome of our arbitration with Valeant; the timing of data from our safety studies and the initiation of a Phase 3 study for AN2728; risks relating to patient accrual and execution on clinical plans; the potential for success of tavaborole and our AN2728 compound; financial projections related to our cash balance and use of cash as well as our ability to fund operations as currently conducted through mid-2014; and other matters that are described in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$3,424	$2,562	$5,132	$4,979
Total revenues	3,424	2,562	5,132	4,979

Operating expenses:
Research and development (1)	10,146	14,100	21,305	26,768
General and administrative (1)	5,086	2,671	9,802	6,101
Total operating expenses	15,232	16,771	31,107	32,869

Loss from operations	(11,808)	(14,209)	(25,975)	(27,890)
Interest income	14	19	28	40
Interest expense	(903)	(638)	(1,814)	(1,292)
Other expense	(18)	(12)	(32)	(25)
Loss on early extinguishment of debt	(1,381)	—	(1,381)	—
Net loss	$(14,096)	$(14,840)	$(29,174)	$(29,167)
Net loss per common share — basic and diluted	$(0.36)	$(0.47)	$(0.78)	$(0.95)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	39,273,330	31,504,723	37,569,275	30,706,036

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$741	$510	$1,166	$988
General and administrative expenses	514	390	848	870

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2013	2012 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$45,822	$45,516
Restricted investments	5,289	197
Total assets	56,971	51,071
Notes payable	27,714	25,667
Accumulated deficit	(244,385)	(215,211)
Total stockholders’ equity	2,457	4,811

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Contact:
Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575